UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15 (d) of the
Securities Exchange Act of 1934

July 15, 2005

(Date of earliest event reported)

GRIFFIN LAND & NURSERIES, INC.

(Exact name of registrant as specified in charter)

Delaware	1-12879	06-0868496
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Rockefeller Plaza, New York, New York		10020
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code     (212) 218-7910

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2 (b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.           Other Events

On Friday, July 15, 2005, Griffin Land & Nurseries, Inc. (“Griffin”) determined that it will not be able to timely file its Report on Form 10-Q for the period ended May 28, 2005 (the “Report”).  Griffin filed a Form 12b-25 with respect to the Report on July 11, 2005.  The reason for the delay is that Griffin is currently reviewing the potential effect of a lease termination in one of its office buildings in Windsor, Connecticut.  Griffin acquired 70% of a joint venture that owned the building, as well as another office building in Windsor, Connecticut, in fiscal 2003.  Griffin had previously held the other 30% interest in the joint venture.

As part of its review, Griffin must determine whether, in connection with the acquisition, the classification of a portion of the purchase price as real estate held for sale or lease, rather than intangible assets related to existing leases and tenants in place at the time of the acquisition, was proper.  Although it has not yet completed its review, if Griffin determines that the purchase price allocation in connection with the acquisition was improper, it may be required to restate its financial results for fiscal 2003 and 2004, as well as interim periods during those years, and the 2005 first quarter.  If a restatement related to a change in purchase price allocation is required, the Company expects that the restatement would result in an increase in non-cash charges because of the shorter time period over which the intangible assets would be amortized as compared to the depreciable life of the real estate assets.  The magnitude of the change could be material in certain interim periods and with respect to Griffin’s real estate segment on a stand-alone basis.  However, Griffin estimates that the effect of the change in non-cash charges on the net income (loss) of Griffin as a whole would not exceed $0.05 per share in any fiscal year.  Griffin is also evaluating the implications of this matter regarding its internal control over financial reporting.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GRIFFIN LAND & NURSERIES, INC.

/s/ Anthony J. Galici
Anthony J. Galici
Vice President, Chief Financial Officer and
Secretary

Dated: July 18, 2005